As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-59198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-59198

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	No. 59-1578329
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5350 Tech Data Drive

Clearwater, FL 33760

Telephone: (727)-539-7429

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2000 Equity Incentive Plan of Tech Data Corporation

2000 Non-Qualified Stock Option Plan of Tech Data Corporation

(FULL TITLE OF THE PLAN)

Charles V. Dannewitz

Executive Vice President and Chief Financial Officer

Tech Data Corporation

5350 Tech Data Drive

Clearwater, FL 33760

(727) 539-7429

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. Nussbaum, Esq.

DongJu Song, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed to remove from registration all unsold securities of Tech Data Corporation, a Florida corporation (the “Company” or the “Registrant”) registered under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-59198, filed on April 19, 2001, as amended by Post-Effective Amendment No. 1 filed on July 3, 2017, registering the offer and sale of 6,000,000 shares of Common Stock, $0.0015 par value per share, issuable under the 2000 Non-Qualified Stock Option Plan of Tech Data Corporation and the 2000 Equity Incentive Plan of Tech Data Corporation

Pursuant to an Agreement and Plan of Merger dated as of November 12, 2019, as amended on November 27, 2019 by Amendment No. 1 to the Agreement and Plan of Merger (the “Merger Agreement”) among Tiger Midco, LLC, a Delaware limited liability company (“Parent”), the Company and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on June 30, 2020 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the Company’s undertaking in the Registration Statement, the Company hereby removes from registration any securities registered under the Registration Statement that remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, State of Florida, on June 30, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.